Exhibit 99.1

GILLA AGREES TO ACQUIRE CRAFT VAPES E-LIQUID BRAND

LOS ANGELES, CALIFORNIA – (October 22, 2015) - Gilla Inc. (“Gilla” or the “Company”) (OTCQB: GLLA), a designer, marketer and manufacturer of E-liquids for vaporizers and related accessories, is pleased to announce that the Company has agreed to acquire all of the assets of an e-liquid manufacturer (the “Vendor”), which includes Craft Vapes, a premium e-liquid brand available at www.craftvapes.com. Upon closing of the purchase agreement, the Company will acquire all of the assets, rights and title to own and operate the Craft Vapes, Craft Clouds and Miss Pennysworth’s Elixirs e-liquid brands available online and in vape shops in the United States, the United Kingdom and France.

The purchase price for the assets will consist of $150,000 payable in common shares of Gilla, priced using the average closing price of the Company for the five trading days that immediately precede the closing date of the transaction, cash consideration of approximately $23,000 for inventory and equipment, and a tiered quarterly earn-out based on the gross profit stream of the acquired brands up to a maximum of 25% of such stream. The transaction is expected to close on November 1, 2015, or such other date as may be mutually agreed by the parties.

Key Transaction Highlights

●	The transaction provides Gilla with the rights to an international, high quality, premium e-liquid brand.
●	Ability to increase margins through leveraging Gilla’s existing e-liquid manufacturing facility.
●	Increased production capabilities will allow Gilla to further expand the distribution and sales of the brands both domestically and internationally.
●	Gilla will retain the co-founders of the Vendor, two highly skilled and experienced mixologists, to assist in product development and operations of the Company.

“Our goal is to continue to add high quality, best of breed brands and flavors to our product portfolio,” stated J. Graham Simmonds, Chairman and CEO of Gilla Inc. He added, “Craft Vapes is a well-known brand in the vaping community and this acquisition is consistent with our overall vision.”

About Craft Vapes
Craft Vapes is a Los Angeles based company founded in 2013. The Craft Vapes e-liquid has been meticulously hand crafted to the highest of standards to produce flavors for every taste and occasion.

For more information, please visit craftvapes.com

About Gilla Inc.
Gilla Inc. manufactures, markets and distributes E-liquid, which is the liquid used in vaporizers, E-cigarettes, and other vaping hardware and accessories. E-liquid is heated by the atomizer to deliver the sensation and taste of smoking. Gilla has a two-pronged business model: Custom E-liquid Manufacturing, including private label solutions, E-Liquid flavoring and fulfilment services; and Marketing & Online Services, including branding, marketing, sales support, and e-commerce solutions. Gilla’s channels to market include private label for convenience stores, vape shops and online retail. The Company also owns and operates the VaporLiq and Charlie’s Club monthly subscription-based delivery services for vaping products. Vaporizers and E-cigarettes are replacements for traditional cigarettes allowing smokers to reproduce the smoking experience. Vaporizers and E-cigarettes do not burn tobacco and are not smoking cessation devices.

Forward-looking Statements
Note: This press release contains “forward looking statements” as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on currently available competitive, financial and economic data and management’s views and assumptions regarding future events. Such forward-looking statements are inherently uncertain. Gilla Inc. cannot provide assurances that the matters described in this press release will be successfully completed or that the company will realize the anticipated benefits of any transaction. Actual results may differ materially from those projected as a result of certain risks and uncertainties, including but not limited to: global economic and market conditions; the war on terrorism and the potential for war or other hostilities in other parts of the world; the availability of financing and lines of credit; successful integration of acquired or merged businesses; changes in interest rates; management’s ability to forecast revenues and control expenses, especially on a quarterly basis; unexpected decline in revenues without a corresponding and timely slowdown in expense growth; the company’s ability to retain key management and employees; intense competition and the company’s ability to meet demand at competitive prices and to continue to introduce new products and new versions of existing products that keep pace with technological developments, satisfy increasingly sophisticated customer requirements and achieve market acceptance; relationships with significant suppliers and customers; as well as other risks and uncertainties, including but not limited to those detailed from time to time in Gilla Inc. SEC filings. Gilla Inc. undertakes no obligation to update information contained in this release. For further information regarding risks and uncertainties associated with Gilla Inc.’s business, please refer to the risks and uncertainties detailed from time to time in Gilla Inc.’s SEC filings.

For more information, please visit gillainc.com, or contact:

Mr. Dillon Heins
Director of Corporate Development
w: 1 (218) 839-9051
email: dillon@gillainc.com
website: www.gillainc.com
twitter: @gillainc